STOCK PURCHASE AGREEMENT


                                   Between


                        ELS EDUCATIONAL SERVICES, INC.
                           (a Delaware corporation)

                         ROGER O. WALTHER S.P. TRUST
                                WENDY WALTHER
                           CHRISTINE WALTHER TRIPP
                                EDWARD WALTHER
                                 ANNE DUNNING
                                 JOHN DUNNING

                                     and

                         BERLITZ INTERNATIONAL, INC.
                           (a New York corporation)




                             Dated: July 23, 1997






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                              TABLE OF CONTENTS


1. PLAN OF ACQUISITION.......................................................1
  1.1 Sale and Purchase of Shares............................................1
  1.2 Purchase Price and Payment.............................................1
  1.3 Closing................................................................3
  1.4 Execution and Delivery of Purchase Price and Closing Documents.........3
  1.5 Excluded Assets and Liabilities........................................4
  1.6 Section 338(h)(10) Elections...........................................4


2. REPRESENTATIONS AND WARRANTIES OF ELS AND SELLERS.........................4
  2.1 Due Incorporation, Qualification and Corporate Power...................5
  2.2 Outstanding Capital Stock; Title.......................................5
  2.3 Subsidiaries and Other Affiliates......................................6
  2.4 Consents...............................................................6
  2.5 No Breach..............................................................6
  2.6 Financial Statements of ELS............................................6
  2.7 Absence of Certain Changes.............................................7
  2.8 Absence of Liabilities.................................................8
  2.9 Tax Matters............................................................8
  2.10 Litigation............................................................9
  2.11 Compliance With Laws..................................................9
  2.12 Title to and Condition of Assets.....................................10
  2.13 Labor Matters........................................................10
  2.14 Intellectual Property................................................11
  2.15 Employee Benefits Plan...............................................11
  2.16 Employees and Employment Contracts...................................11
  2.17 Contracts............................................................12
  2.18 Insurance............................................................12
  2.19 Environmental Compliance.............................................12
  2.20 Related Transactions.................................................13
  2.21 Brokers and Finders..................................................13
  2.22 Disclosure...........................................................13
  2.23 Best Knowledge.......................................................13
  2.24 Survival.............................................................13
  2.25 Working Capital......................................................14


3. REPRESENTATIONS AND WARRANTIES OF BUYER..................................14
  3.1 Due Incorporation.....................................................14
  3.2 Power and Authority...................................................14
  3.3 Consents..............................................................14
  3.4 No Breach.............................................................15
  3.5 Brokers and Finders...................................................15
  3.6 Financing.............................................................15

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  3.7 Sophistication of Buyer...............................................15
  3.8 Investment Intent.....................................................15
  3.9 Survival..............................................................15


4. COVENANTS OF ELS AND SELLERS.............................................16
  4.1 Operation of Business of ELS..........................................16
  4.2 Access to Records.....................................................16
  4.3 Consents..............................................................16
  4.4 Notification..........................................................16
  4.5 Other Transactions....................................................16
  4.6 Hart-Scott Rodino Act.................................................17
  4.7 Non-Competition.......................................................17
  4.8 Payment of Certain Tax Liabilities....................................17
  4.9 Cooperation...........................................................17


5. BUYER'S COVENANTS........................................................17
  5.1 Confidentiality.......................................................17
  5.2 Hart-Scott-Rodino Act.................................................17
  5.3 Notification of Certain Matters.......................................18
  5.4 Company Records.......................................................18


6. CONDITIONS TO BUYER'S OBLIGATIONS........................................18
  6.1 Representations and Covenants.........................................18
  6.2 Opinion of Counsel....................................................18
  6.3 Consents and Approvals................................................18
  6.4 No Government Proceeding or Litigation................................18
  6.5 No Injunction.........................................................19
  6.6 Assignment and Assumption.............................................19
  6.7 Resignation of Directors and Officers.................................19
  6.8 Optionholders Release.................................................19
  6.9 Transfer Documents....................................................19
  6.10 Financing............................................................19
  6.11 Intentionally Deleted................................................19
  6.12 Non-Competition Agreement............................................19
  6.13 Due Diligence........................................................19


7. CONDITIONS TO SELLERS' OBLIGATIONS.......................................19
  7.1 Representations and Covenants.........................................19
  7.2 Consents and Authorizations...........................................20
  7.3 No Governmental Proceeding or Litigation..............................20
  7.4 No Injunction.........................................................20
  7.5 Opinion of Counsel....................................................20

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8. INDEMNIFICATION AND CERTAIN REMEDIES.....................................20
  8.1 Obligation of Sellers to Indemnify for Non-Tax and Title Liabilities..20
  8.2 Obligation of Sellers to Indemnify for Tax Liabilities................20
  8.3 Liability Cap.........................................................21
  8.4 Obligation of Buyer to Indemnify......................................21
  8.5 Claims................................................................21


9. TERMINATION AND ABANDONMENT..............................................22
  9.1 Methods of Termination................................................22
  9.2 Procedure Upon Termination............................................23
  9.3 LIQUIDATED DAMAGES....................................................23


10. MISCELLANEOUS...........................................................23
  10.1 Counterparts.........................................................23
  10.2 Notices..............................................................23
  10.3 Successors and Assigns...............................................24
  10.4 Governing Law........................................................24
  10.5 Waiver and Other Action..............................................24
  10.6 Publicity............................................................24
  10.7 Entire Agreement.....................................................25
  10.8 Severability.........................................................25
  10.9 Interpretation.......................................................25
  10.10 Third Party Beneficiaries...........................................25
  10.11 Roger O. Walther to Act as Agent for Sellers........................25
  10.12 Resolution of Disputes..............................................25





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                           STOCK PURCHASE AGREEMENT


      This STOCK PURCHASE AGREEMENT (the "Agreement") is made as of July 23, 1997 (the "Effective Date"), among Roger O. Walther S.P. Trust, Wendy Walther, Christine Walther Tripp, Edward Walther, Anne Dunning, and John Dunning (collectively "Sellers"), ELS Educational Services, Inc., a Delaware corporation ("ELS" or the "Company"), and Berlitz International, Inc., a New York corporation ("Buyer").

      WHEREAS, Sellers are the owners of all of the issued and outstanding shares of capital stock consisting of 827,710 shares of common stock of the Company (collectively, the "Shares"); and

      WHEREAS, Sellers wish to sell, and Buyer wishes to purchase, all the Shares on the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants contained herein, the parties hereto agree as follows:

1.    PLAN OF ACQUISITION.

      1.1 SALE AND PURCHASE OF SHARES. Subject to and upon the terms and conditions contained herein, at the closing provided for in Section 1.3 (the "Closing"), Sellers will sell and deliver to Buyer, and Buyer will purchase from Sellers, all of the Shares.

      1.2   PURCHASE PRICE AND PAYMENT.

            (A) PURCHASE PRICE. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer will purchase the Shares from Sellers for Ninety-Five Million Dollars ($95,000,000) (the "Purchase Price"), of which Eighty-Five Million Dollars shall be paid in immediately available funds and the remainder of the Purchase Price of Ten Million Dollars ($10,000,000) (the "Escrowed Amount") shall be delivered by Buyer to First Trust of California (the "Escrow Agent") by wire transfer of immediately available funds to be held in an escrow account (the "Escrow Account") in accordance with the terms of an escrow agreement in substantially the form of Exhibit 1.2(a) among the Buyer, the Escrow Agent and each of the Sellers (the "Escrow Agreement"). As specified by Sellers, not less than three business days prior to the Closing Date, at the Closing a portion of the Purchase Price (excluding for this purpose the Escrowed Amount) shall be paid directly to Sellers and the remainder shall be paid by Buyer by assuming and discharging at Closing the Company's liabilities to certain of its employees and former employees (the "Optionholders") in exchange for the cancellation of promissory notes held by such Optionholders (the "Notes"). The Notes shall be issued by the Company immediately prior to Closing as payment in full of the Company's obligations to such Optionholders under certain Non-Qualified Stock Option and Stock Appreciation Rights Agreements (collectively "NQSOs") between the Company and the Optionholders including those listed in Disclosure Schedule 2.2(c) and the NQSO referenced as document (n) in
Section 3 of Disclosure Schedule 2.16.




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(B)   ADJUSTMENTS.

                  (1) There shall be a post-Closing adjustment on the following basis:

                        a. In the event that during the period January 1, 1997 through and including the Closing Date (the "Stub Period"), cash distributed to Sellers is either less than or greater than "Pre-Tax Earnings" (as that term is defined in Subsection 1.2(b)(1)(c) below) generated by the Company during that period, there shall be a post-closing adjustment to the Purchase Price pursuant to Section 1.2(b)(2).

                        b. In the event that during the Stub Period, capital expenditures of the Company exceeded $850,000, there shall be a post-closing reduction to the Purchase Price in the amount of such excess pursuant to Section 1.2(b)(2).

                        c. For purposes of this Section 1.2, "Pre-Tax Earnings" shall mean pre-tax earnings of the Company for the Stub Period as computed in accordance with generally accepted accounting principles and consistent with past practice (excluding for this purpose (i) any compensation expense related to the NQSOs which such expense shall be borne by the Sellers directly and (ii) the effect on earnings, if any, arising from the assignment to and assumption by the Sellers of the Excluded Assets and Liabilities (as that term is defined in Section 1.5 below)) and as computed in accordance with Section 1.2(b)(2).

                        d. Sellers shall provide Buyer with a copy of ELS' proposed state and Federal income tax returns for the Stub Period at least 30 days prior to filing them, and shall modify such tax returns to the extent that Buyer reasonably requests in order to more accurately reflect the transactions contemplated hereby.

                  (2) Promptly following the Closing, Sellers shall cause KPMG Peat Marwick, the Company's independent public accountants ("KPMG"), at Sellers' expense, to commence auditing an operating statement for the Stub Period in connection with filing the Company's tax return for the Stub Period and in connection therewith to audit a report detailing Pre-Tax Earnings, distributions to Seller and capital expenditures for the Stub Period (the "Adjustment Calculation"). Prior to KPMG issuing the Adjustment Calculation, Sellers shall provide a copy of such Adjustment Calculation to Buyer. Buyer shall have thirty
(30) days to review the Adjustment Calculation and, if Buyer so requests, the working papers of KPMG relating thereto and to consult with KPMG regarding the same. After the conclusion of the 30- day period, unless either (i) the period is extended by mutual consent of the parties or (ii) Buyer gives notice to Sellers that it disputes the Adjustment Calculation, Sellers shall issue the Adjustment Calculation to Buyer and Buyer's accountant, together with supporting documentation. In the event that Buyer gives notice to Sellers that it disputes the Adjustment Calculation, then Buyer and Sellers shall jointly retain, at their equally shared expense, one of the following independent public accounting firms - Arthur Andersen, Ernst & Young, or Coopers & Lybrand - or another accounting firm mutually satisfactory to Buyer and Sellers to review the Adjustment Calculation and the working papers of KPMG relating thereto and, within thirty (30) days, of such retention, recalculate the Adjustment Calculation, and the determination of such firm shall be final and binding upon the parties, and Sellers shall issue the Adjustment Calculation as so



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determined, to Buyer. Not later than ten (10) business days after issuance of the Adjustment Calculation to Buyer, if either party owes funds to the other as determined in the Adjustment Calculation, such party shall remit payment in full to the other party or its designee in immediately available funds. In the event of any failure to pay such amount, the amount due shall bear interest at the reference rate announced from time to time by Bank of America, NT&SA (San Francisco Main Branch) plus 200 basis points from the date due until paid.

                  (3) The Purchase Price shall be decreased by fifty percent (50%) of all filing fees paid by Buyer in connection with this Agreement pursuant to the Hart-Scott-Rodino Act.

      1.3 CLOSING. Upon the terms and subject to the conditions contained in this Agreement, the Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY or such other place as the parties may mutually agree no later than 10:00 a.m. on September 30, 1997 or such other time as Sellers and Buyer shall mutually agree in writing (the "Closing Date").

      1.4 EXECUTION AND DELIVERY OF PURCHASE PRICE AND CLOSING DOCUMENTS. At the Closing:

            (A) Buyer shall deliver the Purchase Price less the Escrowed Amount by wire transfer to Sellers' account and to the accounts of the Optionholders, pursuant to written instructions given to Buyer by Sellers three business days prior to Closing;

            (B) Sellers shall deliver certificates representing all of the Shares, duly endorsed or accompanied by stock powers executed and in form sufficient to vest title fully in Buyer to all of such Shares;

            (C) Each Seller shall deliver the written consent of his or her spouse, if any, to this Agreement and the transactions contemplated hereby;

            (D) Sellers shall deliver the stock books, stock ledgers, minute books, corporate seals, tax documents and all other documents, instruments, opinions, writings and other materials required to be delivered by Sellers pursuant to this Agreement;

            (E) ELS shall deliver an opinion of Sellers' counsel, Farella Braun & Martel LLP in substantially the form attached as Exhibit 6.2 hereto;

            (F) ELS shall deliver a Release of the Optionholders in substantially the form attached as Exhibit 6.8 hereto (the "Release");

            (G) Sellers shall have delivered Non-Competition Agreements from each Seller in substantially the form attached as Exhibit 4.7 hereto (the "Non-Competition Agreement");



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            (H) Sellers, Buyer and the Escrow Agent shall have executed the
Escrow Agreement;

            (I) All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

      1.5 EXCLUDED ASSETS AND LIABILITIES. The assets and liabilities set forth in Exhibit 1.5 hereto (the "Excluded Assets and Liabilities") shall be distributed to or assumed by Sellers or Sellers' designee immediately prior to Closing and Sellers shall indemnify Buyer from any "Losses" (as that term is defined in Section 8.1 below) arising from such assumed liabilities. Any liability of Sellers to Buyer pursuant to the indemnification obligation in this
Section 1.5 shall not apply against, or be subject to, the maximum aggregate liability of Sellers for indemnification pursuant to Section 8.3 of this Agreement or the "Threshold Amount" (as that term is defined in Section 8.3).

      1.6 SECTION 338(H)(10) ELECTIONS. At Buyer's election, which shall be determined within 15 days following the Closing, Sellers shall each take any action required to be taken by Sellers to effect an election under Section 338(h)(10) of the Internal Revenue Code (the "Code") and the regulations thereunder and under comparable provisions of any state, local or foreign law (separately and collectively, the "Section 338(h)(10) Elections") and to effectuate the purchase price allocation described herein; provided, however, Sellers shall not be required to make the Section 338(h)(10) Election with respect to the State of California. Buyer agrees that it shall file all tax returns for the State of Texas and the District of Columbia on the basis that no effective election under Section 338 of the Code has been made with respect to the acquisition of ELS by Buyer. Sellers shall assume liability for and shall pay when due any tax imposed on Sellers individually as a result of the Section 338(h)(10) Elections under federal, state, local or foreign law and for any federal, state, local or foreign income or franchise tax liability (other than income or franchise tax imposed by the State of California) imposed on ELS as a result of elections by Buyer or Seller under Section 338 of the Code or comparable provisions of state, local or foreign law.

      The allocation of the Purchase Price among the assets of the Company shall be made in accordance with Sections 338 and 1060 of the Code. Sellers, unless it would be unreasonable to do so, shall accept Buyer's determination of such Purchase Price allocation and shall file tax returns consistent with such determination of Buyer.

2.    REPRESENTATIONS AND WARRANTIES OF ELS AND SELLERS.

      ELS and Sellers, jointly and severally, represent and warrant to Buyer as follows, which statements are true, correct, and complete as of the date of this Agreement.


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      2.1 DUE INCORPORATION, QUALIFICATION AND CORPORATE POWER. Except as set
forth Disclosure Schedule Section 2.1 in the schedule attached in the Disclosure Schedule delivered to Buyer by Sellers on the Effective Date (the "Disclosure Schedule"),

            (A) INCORPORATION/QUALIFICATION. ELS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ELS is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where failure to be so qualified or in good standing could have a material adverse effect on the business, assets, liabilities, results of operations, prospects or financial condition of ELS (a "Material Adverse Effect").

            (B) AUTHORITY. ELS has the full corporate power and authority, and all authorizations and permits required by governmental or other authorities, to own and operate its properties and assets and to carry on its business as now and heretofore being conducted and to execute, deliver and perform this Agreement. Each Seller has the legal capacity and authority to execute, deliver and perform this Agreement. This Agreement has been (or upon execution will be) duly authorized, executed and delivered by ELS and Sellers and no other corporate proceedings on the part of ELS (or other action by Sellers) are necessary to authorize this Agreement or to consummate and perform the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding obligation of each of ELS and Sellers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws and subject to general principles of equity governing specific performance, injunctive relief or other equitable remedies.

            (C) ARTICLES OF INCORPORATION AND BYLAWS; MINUTE BOOKS. ELS has (or will cause to be) delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof. The minute books of ELS, copies of which have been delivered to Buyer, contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors and of the shareholders of ELS since January 1, 1993. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

      2.2 OUTSTANDING CAPITAL STOCK; TITLE. Except as set forth in Disclosure Schedule Section 2.2;

            (A) CAPITALIZATION. The authorized capital stock of ELS consists of 1,000,000 shares of Common Stock of which 827,710 Shares of Common Stock are issued and outstanding, consisting of 763,154 Shares of Class A voting Shares and 64,556 Shares of Class B non-voting Shares. The Shares have been duly authorized and validly issued and are fully paid, nonassessable and free and clear of all liens, claims, pledges and encumbrances, and the Shares constitute 100% of the outstanding capital stock of ELS. All such shares have been issued in compliance with applicable state and federal securities laws and regulations.

            (B) OWNERSHIP. Each Seller is the lawful record and beneficial owner of the number of Shares listed next to his or her name on Disclosure Schedule
Section 2.2(b) which sets forth the allocation of Shares among the Sellers. Collectively, the Sellers are the lawful record


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and beneficial owners of all the Shares. There are no voting trusts, voting agreements, proxies or other agreements or instruments or understandings with respect to the voting of the Shares. Except as set forth in Disclosure Schedule 2.2(b), each Seller has and, on the Closing Date, will transfer to Buyer, good, valid and marketable title to the Shares, free and clear of any and all liens, pledges, encumbrances and restrictions. Notwithstanding anything to the contrary in this Agreement, Sellers representations hereunder are several and not joint.

      (C) OPTIONS OR OTHER RIGHTS. Except as set forth in Disclosure Schedule
Section 2.2(c), there are no outstanding or authorized Shares, options, warrants, or purchase, subscription, call, conversion, exchange or other contracts or instruments convertible into Shares or rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company, nor any agreements or understanding with respect thereto ("Securities") obligating ELS or Sellers to sell, exchange or otherwise deliver, or to purchase, redeem or otherwise receive or acquire Securities of ELS. No dividends have been declared and remain unpaid by ELS.

      2.3 SUBSIDIARIES AND OTHER AFFILIATES. ELS does not own, directly or indirectly, any capital stock of, or other investment or interest in, any corporation, partnership, limited liability company, joint venture or other entity.

      2.4 CONSENTS. Except as set forth in Disclosure Schedule Section 2.4, there are no authorizations, consents, orders, permits, licenses or approvals of, or declarations, registrations or filings with, any governmental or regulatory authority or any other person required by Sellers or ELS in connection with the valid execution, delivery or performance by ELS or Sellers of this Agreement or the consummation by ELS and Sellers of the transactions contemplated hereby.

      2.5 NO BREACH. Except as set forth in Disclosure Schedule Section 2.5, the execution, delivery and performance of this Agreement by ELS and Sellers and the consummation of the transactions contemplated hereby or thereby will not violate, breach, conflict with, constitute, with or without the passage of time or the giving of notice, a default under or result in the imposition of any lien, claim or encumbrance upon the Shares or any property or asset of ELS or require any consent pursuant to: (i) any provision of the Articles of Incorporation or Bylaws of ELS; (ii) any law, statute, rule or regulation or order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body to which either Sellers, ELS or any of their respective properties are subject, or (iii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan, lease, lien, instrument or other agreement to which ELS or Sellers is a party, by which ELS or Sellers is bound, or to which any of the assets or properties are subject.

      2.6 FINANCIAL STATEMENTS OF ELS. ELS has delivered to Buyer true, correct and complete copies of the following financial statements of ELS (collectively the "Financial Statements") the audited balance sheets of ELS as of December 31, 1996 (the "Balance Sheet Date"), December 31, 1995, and December 31, 1994 with the related statements of income, and statements of cash flows for the years then ended, all certified by ELS's independent public accountants. Except as set forth in Disclosure Schedule 2.6, the Financial Statements and the notes


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thereto have been prepared in accordance with generally accepted accounting principles consistently applied by the Company throughout the periods indicated and fairly present the financial position of the Company as of the respective dates thereof and the results of its operations for the periods indicated. ELS has delivered to Buyer an unaudited statement of income of ELS for the first four sessions of the 1997 fiscal year ending April 20, 1997 with respect to "A" sessions and May 2, 1997 with respect to "B" sessions (the "Interim Statement"). The Interim Statement fairly presents the results of the Company's operations for the period indicated; provided, that, Buyer acknowledges that the Interim Statement is (i) not prepared in accordance with generally accepted accounting principles and (ii) revenues and expenses attributable to "B" session operations during the periods 4/20/97-5/2/97 are included in the Interim Statement which is dated 4/20/97. All financial statements furnished to Buyer have been certified as true and correct by the President and the Chief Financial Officer of ELS.

      2.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in Disclosure Schedule
Section 2.7, since the Balance Sheet Date, the affairs of ELS have been conducted only in the ordinary course of business, and consistent with past practices, and ELS has not suffered any change in its business, results of operations, working capital, assets, liabilities, condition or future business prospects (financial or otherwise) or the manner of conducting its business other than changes that, individually or in the aggregate, have not had and will not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date there has not been:

            (A) any transaction contracted for or concluded by ELS except in the ordinary course of business, and consistent with past practices;

            (B) any material adverse change in the financial condition, liabilities, assets, business, or prospects of ELS;

            (C) any destruction or loss of or damage to any asset of ELS (whether or not covered by insurance) that materially and adversely affects the ongoing financial condition, business or prospects of ELS;

            (D)   any change in accounting methods or practices by ELS;

            (E) any increase in salary, bonus or other compensation payable or to become payable by ELS to any of its officers, directors or employees in an amount in excess of ELS' standard yearly increases;

            (F) any sale or transfer of any ELS assets in excess of $10,000, except in the ordinary course of business, and consistent with past practices;

            (G) any amendment or termination of any material contract, agreement, or license to which ELS is a party;


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            (H) any loan by ELS to any person or entity in excess of $10,000, or outside the ordinary course of business, or guaranty by ELS of any such loan or any loans to ELS by any person in excess or entity in excess of $10,000 or outside the ordinary course of business;

            (I)   any mortgage, pledge or other encumbrance of any ELS asset;

            (J)   any waiver or release of any material right or claim of ELS;

            (K) commencement or notice or, to the "Best Knowledge of ELS" (as that term is described in Section 2.22), threat of commencement of any civil litigation or any governmental proceeding against or investigation of ELS;

            (L) any claim of wrongful discharge or termination or other wrongful labor or employment practice; or

            (M) any cash dividend or other cash distribution to the Sellers.

      2.8 ABSENCE OF LIABILITIES. ELS has no debt, liability or obligation of any material nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in ELS' Financial Statements, except (1) those that may have been incurred after the date of such Financial Statement which are set forth in the applicable Disclosure Schedules to this Agreement or (2) those that are not required by generally accepted accounting principles to be included in Financial Statements. For purposes of this Agreement, "material" shall mean current or future obligations of ELS of over $100,000 or materially affecting the ongoing operation of ELS.

      2.9   TAX MATTERS.  Except as set forth in the Disclosure Schedule Section
2.9:

            (A) For purposes of this Agreement, the term "Taxes" means all taxes of any kind or nature, including but not limited to U.S., state, local and foreign income taxes, withholding taxes, branch profit taxes, gross receipts taxes, franchise taxes, sales and use taxes, business and occupation taxes, property taxes, VAT, customs duties or imposts, stamp taxes, excise taxes, payroll taxes, intangible taxes and capital taxes and any penalties or interest thereon.

            (B) ELS has filed within the time and in the manner prescribed by law all tax returns and reports required to be filed by it, and shall prepare and file within the time and in the manner prescribed by law all tax returns and reports required to be filed by it on or before the Closing Date, in each case under the laws of the United States and each state or other jurisdiction in which it conducts business activities requiring the filing of tax returns or reports and has paid all taxes shown due on such returns or subsequent assessments. All such tax returns and reports are or will be true, correct and complete in all material respects. ELS has paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, except for those Taxes with respect to which appropriate reserves have been reflected in the Financial Statements, as adjusted for operations and transactions in the ordinary course of business of ELS since December 31, 1996 in accordance with past custom and practice.


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            (C) There are no tax liens (whether imposed by the United States, any state, local, foreign or other taxing authority) outstanding against ELS or any of its assets (other than liens for taxes not yet due and owing).

            (D) All Taxes and assessments that ELS is required to withhold or to collect have been duly withheld or collected and all withholdings and collections either have been duly and timely paid over to the appropriate governmental authorities or are, together with the payments due or to become due in connection therewith, duly reflected on the Financial Statements.

            (E) Each Seller is not a "foreign person" within the meaning of
Section 1445(f)(3) of the Code.

            (F) For all taxable periods beginning on or after April 28, 1993, the United States federal, and the material state, local or foreign income tax returns of ELS have not been audited or examined by the relevant taxing authority.

            (G) For United State federal income tax purposes and for Arizona, California, Colorado, Connecticut, Florida, Illinois, Indiana, Massachusetts, Minnesota, Ohio, Oklahoma, New York and Pennsylvania state tax purposes, ELS has been an S corporation for all taxable periods beginning on or after January 1, 1996. For Georgia state tax purposes, ELS has been an S corporation for all taxable periods beginning on or after January 1, 1997.

            (H) ELS is not a party to, is not bound by, and has no obligation under any Tax sharing agreement or similar contract.

      2.10 LITIGATION. Except as set forth in Disclosure Schedule Section 2.10, there are no (i) suits, actions, litigations or other similar proceedings pending or, to the Best Knowledge of ELS, threatened before any court, administrative agency or other governmental body against ELS or its properties, which if determined adversely to ELS would either individually or in the aggregate have a Material Adverse Effect or questioning the validity of this Agreement or the right of ELS or any of Sellers to enter into it or to consummate the transactions contemplated hereby or (ii) order, judgment or decree to which ELS or its business, assets, properties or operations is subject. There are no actions, suits, proceedings or investigations by ELS currently pending or that ELS currently intends to initiate.

      2.11 COMPLIANCE WITH LAWS. Except as set forth in Disclosure Schedule
Section 2.11, ELS is in compliance with all laws, ordinances, regulations and orders applicable to its business or operations ("Laws") except with respect to such Laws, the noncompliance by ELS would not have a Material Adverse Effect and has not since January 1, 1994, received any notification of any asserted past or present failure to comply with any law, ordinance, regulation or order.

      Disclosure Schedule Section 2.11 contains, to the Best Knowledge of ELS, a true, correct and complete list of all of the governmental licenses and permits, consents, orders, decrees and other compliance requirements under which ELS is operating or bound.

      To the Best Knowledge of ELS, ELS has all franchises, permits, licenses or similar authority necessary for the conduct of its business as now being conducted, the lack of which could have a Material Adverse Effect. ELS is not in default in any material respect under any such franchises, permits, license or other similar authority.

      2.12 TITLE TO AND CONDITION OF ASSETS. Except as set forth in the Financial Statements, ELS owns no real property. To the Best Knowledge of ELS, the tangible personal property included in ELS' assets is in usable condition subject in each case to exceptions which are, in the whole, not material. Except as set forth in Disclosure Schedule Section 2.12, ELS has good and marketable and unencumbered legal title to each of its assets, free and clear of any claim, charge, easement, encumbrance, security interest, lien, option, pledge, right of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, law, equity or otherwise except for any restrictions on transfer generally arising under any applicable federal or state securities law ("Encumbrances"). All rent and other sums and charges payable by ELS as tenant hereunder are current, no notice of default or termination under any real property lease is outstanding, no termination event or condition or uncured default on the part of ELS or, to the Best Knowledge of ELS, the landlord, exists under any real property lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. All material leasehold properties and all properties used under partial use or occupancy agreements are held under valid, binding and enforceable leases or occupancy agreements, subject only to such exceptions as are not, individually or in the aggregate, material to ELS. There is no pending or, to the Best Knowledge of ELS, threatened action that would materially interfere with the quiet enjoyment of such leaseholds by ELS. Except as set forth on Disclosure Schedule 2.12, there exists no actual or, to the Best Knowledge of ELS, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of ELS, or the business of ELS, with any lessor or other material contracting party. ELS has title to, or the lawful right to use, all assets used by it in connection with the conduct of its business as presently conducted.

      ELS has not received notice, and to the Best Knowledge of ELS, there are no pending, threatened or contemplated condemnation proceedings affecting the real property leased by ELS or any part thereof or of any sale or other disposition of the real property or any part thereof in lieu of condemnation. No portion of any real property leased by ELS has suffered any material damage by fire or other casualty since the Balance Sheet Date which has not heretofore been completely repaired and restored to its original condition.


      2.13 LABOR MATTERS. Except as set forth on the Disclosure Schedule Section 2.13, ELS is not a party or subject to any collective bargaining agreement with respect to its employees with any labor organization, group or association and no labor union or other collective bargaining unit represents, or to the Best Knowledge of ELS, claims to represent any of the employees of ELS. ELS has made available to Buyer for inspection copies of all employee handbooks and employee rules and regulations, if any. To the Best Knowledge of ELS, since January 1, 1994, ELS has not experienced any attempt by organized labor or its representatives to make ELS conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of ELS. There is no unfair labor practice charge or complaint against ELS pending before the National Labor Relations Board or any other governmental agency, and since January 1, 1994, the Company has not experienced a work stoppage or other labor difficulty.

      2.14 INTELLECTUAL PROPERTY. Set forth on the Disclosure Schedule Section
2.14 is a list and a brief description or identification of all trade names, fictitious or assumed names, trademarks, trademark applications, service marks, service mark applications, registered copyrights, copyright applications, trade secrets, license agreements, and all other similar proprietary rights (collectively, the "Intellectual Property"). To the Best Knowledge of ELS, ELS owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to conduct its business as now operated free and clear of any liens except as is otherwise specifically noted on such Schedule. Except as set forth in Disclosure Schedule 2,14, all of such Intellectual Property is owned outright by ELS and, to the Best Knowledge of ELS, there is no current infringement, misappropriation or other misuse being made by any other party of the Intellectual Property. No claim is pending or, to the Best Knowledge of ELS, threatened to the effect that the present or past operations of ELS infringes or conflicts with the asserted rights of others in respect of any Intellectual Property, and no claim is pending or, to the Best Knowledge of ELS, threatened to the effect that any such Intellectual Property is invalid or unenforceable.

      2.15  EMPLOYEE BENEFITS PLAN.

      Disclosure Schedule Section 2.15(a) lists all benefit plans and agreements to which ELS is a party or by which ELS is bound with respect to (i) pension or retirement income plans and agreements, (ii) plans, agreements, arrangements or practices, whether or not written, relating to other "fringe benefits" to employees, officers, directors, agents, or others, including, but not limited to vacation, sick leave, medical, hospitalization, dental, child care, parenting, sabbatical, life and other insurance, and similar or related benefits, and perquisites including, but not limited to, company automobiles, club memberships or privileges, and other similar or related benefits, (iii) any other "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the related regulations and published interpretations ("ERISA") (such plans, agreements, arrangements or practices described in this sentence herein referred to individually as a "Plan" and collectively as the "Plans"). ELS has delivered to Buyer true and complete copies of all documents constituting such Plans together with summary plan descriptions of those plans or arrangements not otherwise in writing.

      ELS is in full compliance with the applicable provisions of ERISA with respect to all Plans, and ELS is in full compliance with Laws applicable to such Plans. Without limiting the generality of the foregoing, except as set forth in Disclosure Schedule Section 2.15, all Plans are fully funded in accordance with their terms and applicable Law. ELS has performed all of its obligations under all Plans. Each of the Plans, which is intended to be qualified and tax exempt under code Sections 401(a) and 501(a), satisfies the requirements of such sections and is subject to a current favorable determination letter from the Internal Revenue Service.

      2.16 EMPLOYEES AND EMPLOYMENT CONTRACTS. Disclosure Schedule Section 2.16 contains a true and complete list of all employment contracts, deferred compensation, profit-sharing, stock purchase, stock option, stock appreciation right, bonus and severance plans and agreements or similar agreements by which ELS is bound and a description of the Company's disciplinary practices and termination procedures.

      Except as set forth in such Schedule, all the contracts and arrangements described in this Section 2.16 are in full force and effect and to the Best Knowledge of ELS, there is no default by ELS under any of them, and ELS has not entered into any written severance agreement or similar arrangement in respect of any present or former employee that will result in any obligation (absolute or contingent) of Buyer or the Company to make any payment in excess of $50,000 to any present or former employee following termination of employment or $100,000 in the aggregate.

      2.17 CONTRACTS. All material contracts, agreements and instruments to which ELS is a party are listed in Disclosure Schedule Section 2.17. For purposes of this Section 2.17, all Facility Agreements, tax sharing agreements and any contract with any director, officer or shareholder that survives the Closing shall be deemed to be material. For purposes of this Section 2.17, a Facility Agreement shall mean any lease, sublease, license or other occupancy agreement with any college, university or other educational institution by which ELS uses, occupies or has the right to occupy, now or in the future, any real property. Except as set forth in Disclosure Schedule 2.17, to the Best Knowledge of ELS, ELS is not in material default under any such contract and ELS has performed all material obligations required to be performed by it to date under such contracts. Except as set forth in such Schedule, ELS, nor to the Best Knowledge of ELS, any other party to such contracts has improperly terminated or is in material breach or default under such contracts and there exists no condition or event which, after the giving of notice or laps of time or both, would constitute any such material breach, termination or default on the part of ELS or, to the Best Knowledge of ELS, any other party. Each such contract is in full force and effect and is a legal, binding and enforceable obligation of ELS and of each of the other parties thereto. Buyer or its counsel have had access to true and complete copies of the contracts listed in Disclosure Schedule
Section 2.17 and such copies shall be in the Company's files as of the Closing.

      2.18 INSURANCE. Disclosure Schedule Section 2.18 contains a list of all insurance policies held by ELS concerning its business (including the name of the insurer, a coverage summary, the applicable annual premium and expiration date) which such policies are in full force and effect. To the Best Knowledge of ELS, there is no current default with respect to the payment of premiums under any such policies. Such policies and binders are valid and binding in accordance with their terms and are in full force and effect.

      2.19 ENVIRONMENTAL COMPLIANCE. ELS has not generated, used, transported, treated, stored, released or disposed of, and has not expressly permitted anyone else to generate, use, transport, treat, store, release or dispose of any hazardous substance including substances that are defined or listed in, or otherwise classified pursuant to any applicable laws as "hazardous substances" "hazardous materials," "hazardous wastes" or "toxic substances," (collectively, "Hazardous Substance") in violation of any law or in a manner which is reasonably likely to result in liability under any law. Any Hazardous Substance handled or dealt with in any way in connection with operation of ELS, whether by ELS or ELS' agents, during Sellers' ownership, has been dealt with in all respects in compliance with applicable laws. There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance by ELS or the use of any property or facility of ELS by any person which has created or might reasonably be expected to create any liability under any laws or which would require reporting to or notification of any governmental entity. To the Best Knowledge of ELS, the improvements owned or used by ELS on owned ELS property and on leased property do not contain any asbestos that would constitute a violation of or non-compliance with any Law. To the Best Knowledge of ELS, the equipment owned or used by ELS as owned or leased property does not contain any polychlorinated biphenyls that would constitute a violation of or non-compliance with any applicable Law. The operations of ELS have in all material respects been in compliance with applicable health and safety laws.

      2.20 RELATED TRANSACTIONS. Except as set forth in Disclosure Schedule
Section 2.20, ELS is not, directly or indirectly, a party to any transactions with any officer, director or shareholder of ELS or their affiliates, and none of such persons has any direct or indirect interest in any, supplier, agent or customer of ELS. All amounts owed ELS from officers, directors and employees or their families and affiliates (except travel expenses advanced in the ordinary course of business) shall be repaid to ELS in full prior to the Closing with the exception of any items to be assigned to Sellers pursuant to Section 1.5.

      2.21 BROKERS AND FINDERS. Other than ELS' arrangement with Montgomery Securities which is described in Disclosure Schedule Section 2.21, no agent, broker, finder or other person or entity acting on behalf of Sellers or ELS will be entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement.

      2.22 DISCLOSURE. No representation, warranty or statement by ELS or Sellers contained herein and the Schedules attached hereto or in any written statement or certificate furnished to Buyer pursuant hereto or the transactions contemplated hereby (excluding for this purpose, the Offering Memo and any exhibits thereto), contains any untrue statement of material fact or, when taken as a whole, contains any untrue statement of a material fact or, when taken as a whole, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

      2.23 BEST KNOWLEDGE. For the purposes of this agreement, the phrase "to the Best Knowledge of ELS" means to the actual knowledge of Roger O. Walther, Matthew Dickstein, Perry Akins, Rochelle McGilpin, Chris Noblet and Terry Cooper without any independent duty of investigation.

      2.24 SURVIVAL. Except as otherwise set forth herein, the several representations and warranties of ELS and the Sellers contained herein (or in any document delivered in connection herewith) will be deemed to have been made on and as of the date of this Agreement and on and as of the Closing Date, will survive the Closing Date and will remain operative and in full force and effect until the date that is the first anniversary of the Closing Date (the "Termination Date");

provided, however, the representations and warranties contained in Section 2.2 (the "Title Representations") shall survive perpetually and the representations and warranties contained in Section 2.9 shall survive until the indemnification provisions of Section 8.2 terminate. Except with respect to certain assumptions of liability and representations and warranties relating to Excluded Assets and Liabilities as set forth in Section 1.5, taxes as set forth in Section 1.6 and 2.9, and the Title Representations and any right of indemnification pursuant to
Section 8.2, any right to indemnification with respect to any claimed breach of a representation or a warranty will expire at 11:59 p.m. Pacific Time on the Termination Date unless, on or prior to the Termination Date, a claim notice has been given to the party from whom indemnification is sought. The representations, warranties and covenants of ELS and the Sellers contained in this Agreement (or any document delivered in connection herewith) will not be diminished or otherwise affected as a result of any investigation or knowledge of Buyer.

      2.25 WORKING CAPITAL. The working capital of the Company (as computed in accordance with the principles outlined in the letter, date July 16, 1997 of Matthew Dickstein to Henry D. James) as of the Closing Date shall be not less than a negative Four Million Seven Hundred Fifty Thousand ($4,750,000).

3.    REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer represents and warrants to ELS and Sellers as follows:

      3.1 DUE INCORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

      3.2 POWER AND AUTHORITY. Buyer has the corporate power and authority and all authorizations and permits required by governmental or other authorities, to own and operate its properties and assets and carry on its business as currently being conducted and to execute, deliver and perform this Agreement and the other documents required to be executed by it in connection with this Agreement, and the execution, delivery and performance by it of this Agreement and the other agreements and documents executed or to be executed by it in connection with this Agreement have been duly authorized, executed and delivered by Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the agreements and instruments entered into by Buyer in connection herewith or to consummate and perform the transactions contemplated hereby and the agreements and instruments entered into by Buyer in connection herewith. This Agreement and the agreements and instruments entered into by Buyer in connection herewith constitute valid and binding agreements enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws and subject to general principles of equity governing specific performance, injunctive relief or other equitable remedies.

      3.3 CONSENTS. Except filings required under the Hart-Scott-Rodino Act, there are no authorizations, consents, permits, orders, licenses or approvals of, or declarations, registrations or filings with, any governmental or regulatory authority or agency required by Buyer that have not been received in connection with the execution, delivery or performance by Buyer of this

Agreement or the other agreements executed or to be executed by it in connection with this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement.

      3.4 NO BREACH. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby, will not constitute, with or without the passage of time or the giving of notice, a default under, or permit the termination or the acceleration of maturity or performance of, (i) any provision of the Articles of Incorporation or Bylaws of Buyer; (ii) any law, statute, rule or regulation or order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body to which Buyer or its properties are subject, or (iii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease instrument or other agreement to which Buyer is a party, by which Buyer is bound, or to which any of its assets or properties are subject.

      3.5 BROKERS AND FINDERS. With the exception of Goldman, Sachs & Co., whose fee shall be the sole responsibility of the Buyer, no agent, broker, finder or other person or entity acting on behalf of Buyer will be entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement.

3.6 FINANCING. Buyer has obtained a commitment from NationsBank, N.A., a true and correct copy of which has been delivered to Sellers, to provide Buyer sufficient funds to enable it to consummate the transactions contemplated hereby.

      3.7 SOPHISTICATION OF BUYER. Buyer acknowledges that it is a sophisticated investor, familiar with the education industry generally, has made a reasonable investigation of the Company and its business, and is aware of the risks inherent in an investment in a business such as that of the Company. Because of its experience and business acumen it has the expertise to ask the questions necessary to make an informed decision as to whether to purchase the Shares as contemplated by this Agreement. Buyer has made reasonable investigation and inquiry of all matters related to this agreement and the Disclosure Schedules and has not been denied (i) access to any material information requested from the Company or any of the Sellers or (ii) an opportunity to meet with and question management personnel. Buyer acknowledges that it is not relying on any projections or forecasts contained in any materials supplied by Sellers or the Company or on any budgets for future periods prepared by the Company.

      3.8 INVESTMENT INTENT. Buyer is acquiring the Shares for investment for its own account, not as nominee or agent, and not with a view to the sale, distribution, subdivision, transfer or fractionalization thereof. Buyer acknowledges that the Shares (a) have not been registered under the Securities Act of 1933 or any state securities law and there is no commitment to register the Shares, and (b) cannot be resold, unless they are subsequently registered or an exemption from registration is available.

      3.9 SURVIVAL. The several representations and warranties of Buyer contained herein (or in any document delivered in connection herewith) will be deemed to have been made on and of the date of this Agreement and on and as of the Closing Date, will survive the Closing Date and will remain operative and in full force and effect until the first anniversary of the Closing Date.

4.    COVENANTS OF ELS AND SELLERS.

      ELS and the Sellers jointly and severally covenant and agree that from the date of this Agreement until the earlier of the Closing or termination of this
Agreement:

      4.1 OPERATION OF BUSINESS OF ELS. ELS will carry on its business and activities in the ordinary course and in substantially the same manner as previously carried out and will use its reasonable efforts, consistent with past practices, to preserve existing relationships with vendors, customers, and others having business relationships with ELS; provided, that (i) the Excluded Assets and Liabilities shall be transferred from ELS to the Seller prior to the Closing Date, and (ii) ELS shall forbear from declaring and paying any cash dividends or cash distributions to Sellers. ELS will continue to carry its existing insurance, if present coverage continues to be generally available at substantially the same premium cost. ELS will allocate all initial franchise fees collected after January 1, 1997 and on or prior to the Closing pro rata for the applicable period regardless of accounting or tax treatment and shall include such fees in cash among the assets remaining in the Company at Closing adjusted for any taxes paid for periods following the Closing.

      4.2 ACCESS TO RECORDS. Until Closing, ELS shall afford to Buyer, its officers, employees, counsel, accountants, and other representatives reasonable access upon reasonable prior notice, to inspect and copy the books, records, contracts and other documents of ELS at the Company's Culver City offices in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of ELS; and ELS will cause its officers and accountants to furnish such additional financial and operating data and other information relating to the business and assets of ELS as Buyer shall, from time to time, reasonably request.

      4.3 CONSENTS. The Sellers shall use their reasonable efforts to assist Buyers in obtaining any consents required to effect the transactions contemplated in this Agreement.

      4.4 NOTIFICATION. From time to time prior to the Closing, ELS and Sellers shall promptly advise Buyer in writing of (i) any event known to ELS and Sellers which will have a Material Adverse Effect; (ii) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of ELS or Sellers contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, incomplete or inaccurate in any material respect; or (iii) any failure of ELS or Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

      4.5 OTHER TRANSACTIONS. Until the Closing, without the written approval of Buyer, neither Sellers nor ELS shall, directly or indirectly, enter into any agreements, material negotiations or discussions concerning any sale or issuance of capital stock of ELS, any incurrence of indebtedness for borrowed money outside the ordinary course of business, any merger or consolidation of ELS, any disposition of a material portion of ELS' business, properties, or assets, or any acquisition or other business combination or proposal therefore involving ELS, or furnish or cause to be furnished any information concerning the business, properties, or assets of ELS (other than to Buyer pursuant to this Agreement) to any party in connection with any such transactions.

      4.6 HART-SCOTT RODINO ACT. Sellers shall make any and all filings required to be made on their part under the Hart-Scott-Rodino Act. Sellers shall furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings or submissions under the provisions of the Hart-Scott Rodino Act. Sellers shall supply Buyer with copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences with representatives of either the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other governmental entity or members of their respective staffs, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, except for documents filed pursuant to
Item 4(c) of the Notification and Report Form or communications regarding the same. All required filing fees shall be paid by Buyer.

      4.7 NON-COMPETITION. Each Seller shall enter into a non-competition agreement in form and substance similar to Exhibit 4.7 attached hereto, agreeing not to compete with ELS for three (3) years after the Closing Date.

      4.8 PAYMENT OF CERTAIN TAX LIABILITIES. Sellers shall timely pay all federal, state and local income Taxes imposed on them or on ELS as a result of the Section 338(h)(10) Elections and with respect to the operations of ELS for all taxable periods ending on or prior to the Closing Date. Buyer shall cooperate in the preparation of all returns or reports required to be filed by the Sellers and ELS with respect to such Taxes and shall provide, or cause to be provided, any records or other information reasonably requested by Sellers in connection therewith.

      4.9 COOPERATION. After the Closing Date, Sellers agree to cooperate with Buyer in connection with any litigation, regulatory matter, tax audit or proceeding or dispute with a party to any ELS contract as reasonably requested by Buyer. ELS shall pay any expenses incurred in connection with such cooperation.

5.    BUYER'S COVENANTS.  Buyer covenants as follows:

      5.1 CONFIDENTIALITY. That unless and until the Closing has been consummated, Buyer and its officers, employees, counsel, accountants and other representatives shall hold in strictest confidence, and shall not distribute, transmit or use any of the data and information obtained from the Sellers or developed by Buyer in connection with the transactions contemplated by this Agreement except in furtherance of the Closing. If the Closing is not consummated for any reason, Buyer shall return to the Sellers all such data and information.

      5.2 HART-SCOTT-RODINO ACT. Buyer shall make any and all filings required to be made on its part under the Hart-Scott-Rodino Act. Buyers shall furnish Sellers such necessary information and reasonable assistance as Sellers may request in connection with its preparation of necessary filings or submissions under the provisions of the Hart-Scott Rodino Act. Buyer shall supply Sellers with copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences with representatives of either the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other governmental entity or members of their respective staffs, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, except for documents filed pursuant to Item 4(c) of the Notification and Report Form or communications regarding the same. All required filing fees shall be jointly paid by Sellers and Buyer.

      5.3 NOTIFICATION OF CERTAIN MATTERS. Buyer shall give prompt notice to Sellers, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty by Buyer contained in this Agreement to be untrue or inaccurate in any material respect; and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

      5.4 COMPANY RECORDS. Buyer agrees for a period of five (5) years subsequent to the Closing Date, upon written request of the Sellers, to make available during normal business hours to the Sellers all information and statements in the Company's possession with regard to periods prior to the Closing Date which may be reasonably required by the Sellers.

6.    CONDITIONS TO BUYER'S OBLIGATIONS.

      The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

      6.1 REPRESENTATIONS AND COVENANTS. ELS and Sellers shall have performed and complied in all material respects with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date. All representations and warranties of the Sellers and ELS contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of that time except (a) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates in which case such representation or warranty shall be true and accurate as of such earlier specified date or dates, (b) for changes that are permitted or contemplated pursuant to this Agreement. In addition, if Sellers agree to assume full responsibility to Buyer's reasonable satisfaction for any such consequences of the failure of any such representation and warranty to be true, then such failure shall not be deemed to constitute nonsatisfaction of this Section 6.1.

      6.2 OPINION OF COUNSEL. Buyer shall have received from ELS' counsel a legal opinion in substantially the form set forth in Exhibit 6.2 hereto.

      6.3 CONSENTS AND APPROVALS. ELS and Sellers shall have delivered to Buyer duly executed copies of any consents and approvals contemplated by this Agreement or otherwise required for consummation of the transactions contemplated by this Agreement.

      6.4 NO GOVERNMENT PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry, or other proceeding by or before any court or governmental body or agency shall have been instituted or threatened which questions the validity or legality of this Agreement or the transactions contemplated by this Agreement.

      6.5 NO INJUNCTION. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction or agency or other authority directing that the transactions contemplated by this Agreement or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated by this Agreement which Buyer deems unacceptable in its reasonable discretion.

      6.6 ASSIGNMENT AND ASSUMPTION. The Assignment of certain assets of the Company to Sellers and the assumption of certain liabilities by Sellers as set forth in Section 1.6 shall have been completed.

      6.7 RESIGNATION OF DIRECTORS AND OFFICERS. Sellers shall have provided a resignation of Roger O. Walther as sole director and an officer of the Company effective on Closing Date and Sellers shall be fully responsible for any payments due Mr. Walther upon such termination.

      6.8 OPTIONHOLDERS RELEASE. Buyer shall have received the Release as duly executed by the Optionholders.

      6.9 TRANSFER DOCUMENTS. All transfer documents and actions in connection with such transfers shall be satisfactory in form and substance to Buyer in its reasonable judgment and shall have been received by Buyer.

      6.10 FINANCING. The Buyer shall have obtained financing, upon terms and conditions reasonably satisfactory to the Buyer and consistent with the Commitment Letter from NationsBank, N.A., necessary to purchase the Shares as contemplated herein.

      6.11  INTENTIONALLY DELETED.

      6.12 NON-COMPETITION AGREEMENT. Each Seller shall have executed and delivered to Buyer a Non-Competition Agreement.

      6.13 DUE DILIGENCE. In the reasonable discretion of Buyer, Buyer shall be satisfied within its due diligence review of each of the matters specified in
Exhibit 6.13 hereto. This condition shall be deemed fulfilled unless written notice of nonfulfillment is delivered by Buyer to Sellers on or prior to 5:00 p.m., P.D.T., on July 25, 1997.

7.    CONDITIONS TO SELLERS' OBLIGATIONS

      The obligation of Sellers to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Sellers:

      7.1 REPRESENTATIONS AND COVENANTS. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date.

      7.2 CONSENTS AND AUTHORIZATIONS. Buyer shall have delivered all consents, or approvals of any Federal, state, local or foreign governmental commission, board or other regulatory body or third parties required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.

      7.3 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry, or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

      7.4 NO INJUNCTION. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction or agency or other authority directing that the transactions contemplated by this Agreement not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated by this Agreement which Sellers deems unacceptable in his reasonable discretion.

      7.5 OPINION OF COUNSEL. Sellers shall receive at Closing from Paul, Weiss, Rifkind, Wharton & Garrison, Buyer's Counsel, an opinion dated the Closing Date, in substantially the form set forth in Exhibit 7.5.

8.    INDEMNIFICATION AND CERTAIN REMEDIES.

      8.1 OBLIGATION OF SELLERS TO INDEMNIFY FOR NON-TAX AND TITLE LIABILITIES. Sellers jointly and severally shall indemnify Buyer and hold harmless and, upon Buyer's request, defend Buyer, and/or its affiliates, subsidiaries, directors, officers, employees, agents and assigns from and against any claims, demands, causes of action, proceedings, losses, liabilities, damages, deficiencies, interest, penalties, expenses, judgments and costs (including reasonable attorneys', consultants' and accountants' fees and disbursements, court costs, amounts paid in settlement and expenses of investigation) (collectively, "Losses") incurred by Buyer based upon, arising out of or otherwise in respect of (a) any breach of any representation, warranty of the Sellers or ELS contained herein or in any other document delivered by the Sellers or ELS in connection herewith, (b) any breach of any covenant of the Sellers or ELS to be performed at or prior to Closing contained herein or in any other document delivered by the Sellers or ELS in connection herewith, with the exception of those Losses relating to (i) Taxes which such Losses shall be subject to the provisions of Section 8.2 below, or (ii) Title Representations or Excluded Assets and Liabilities for which Sellers' responsibility shall be perpetual and not subject to the limitations of Section 8.3, to the extent Buyer or ELS is not reimbursed for such Loss after reasonable good faith efforts to obtain reimbursement under ELS's insurance policies, subject in each instance to
Section 8.3 below. Any claim by Buyers hereunder shall be made no later than the first anniversary of the Closing Date.

      8.2 OBLIGATION OF SELLERS TO INDEMNIFY FOR TAX LIABILITIES. Sellers shall jointly and severally indemnify Buyer and hold harmless and, upon Buyer's request, defend Buyer, and/or its affiliates, subsidiaries, directors, officers, employees, agents and assigns from and against

Losses based upon, arising out of or otherwise with respect to (i) Taxes imposed on Sellers or ELS for any period prior to and including the Closing Date, (ii) for any Taxes imposed on Sellers or ELS for periods beginning prior to and ending after the Closing Date, to the extent such Taxes are attributable (based, in the case of Taxes measured by income or gross receipts, on a closing of the books as of the Closing and, in the case of property taxes, by proration) to the period ending on the Closing Date (including within the indemnities set forth in clauses (i) and (ii) of this Section 8.2, without limitation, any liability for income or franchise tax expressly assumed by Sellers in Section 1.6 hereof and on built-in gain arising under Section 1374 of the Code and any similar provisions of applicable state law resulting from the Company not having an S election in effect from the date its predecessors commenced operations, but excluding from such indemnities Taxes resulting from transactions not in the ordinary course of business occurring on the Closing Date after the Closing, and further excluding income and franchise taxes resulting from elections under
Section 338 of the Code or comparable provisions of any state, local or foreign law, except to the extent expressly assumed by Sellers in Section 1.6 hereof). The indemnities set forth in clauses (i) and (ii) of this Section 8.2 shall expire three years following the later of (x) the date on which the applicable Tax return is filed, or (y) the date such return is required to be filed, unless prior to such date, a taxing authority has delivered a written claim for Tax subject to the indemnity, or an audit with respect to such Tax has been commenced by a taxing authority, which claim or audit has not been finally determined, in which case the indemnity with respect to such Tax shall expire sixty (60) days following final determination of such claim or audit.

      8.3 LIABILITY CAP. The maximum aggregate liability of Sellers with respect to Losses indemnifiable under (i) Section 8.1 shall be Ten Million Dollars ($10,000,000) and under (ii) Section 8.2 shall be Fifteen Million Dollars ($15,000,000). In addition, no claim shall be made by Buyer under Section 8.1 or
8.2 except to the extent Buyer's cumulative Losses exceed Five Hundred Thousand Dollars ($500,000) (the "Threshold Amount"); in which case Sellers shall be liable for the entire amount of such Losses. The limitations set forth in this
Section 8.3 shall not apply to any claim of Buyer for indemnification (i) pursuant to Section 1.5, (ii) with respect to a violation of the representations and warranties set forth in Section 2.2, or (iii) with respect to any Taxes for which Sellers are liable pursuant to Section 1.6 in the amounts shown on the federal, state, local and foreign tax returns for the period including the
Section 338 transaction (but excluding for this purpose any deficiencies found with respect to the payment of such Taxes as a result of subsequent tax audits).

      8.4 OBLIGATION OF BUYER TO INDEMNIFY. Buyer shall indemnify, defend and hold harmless Sellers and his respective heirs and assigns from and against any Losses (as the term "Losses" is defined in Section 8.1 above) arising out of or otherwise in respect of the breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any document or other writing delivered pursuant to this Agreement and for any liabilities arising with respect to the operation of ELS after the Closing Date.

      8.5 CLAIMS. If any party (the "Indemnitee") receives notice of circumstances that would give rise to a claim by such party or notice of any claim or the commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 8.1, 8.2 or 8.4 (a "Claim"), the Indemnitee shall promptly give the Indemnifying Party notice thereof; provided, however, that the failure to give notice hereunder shall not affect a Party's rights to indemnification under this Agreement. Within 30 days after such notice, the Indemnifying Party shall notify the Indemnitee whether it irrevocably elects to make payment of the amount claimed or, with respect to third party claims or claims to setoff by Buyers, to contest such claim by appropriate legal proceedings. The failure of the Indemnifying Party to notify the Indemnitee of its intention within such 30 days shall constitute an irrevocable election by them that it shall pay the amount claimed or consent to setoff, as appropriate. Any defense of a claim shall be conducted by counsel of good standing chosen by Indemnitee and satisfactory to Indemnifying Party. Such defense shall be conducted at the expense of Indemnifying Party, except that if any proceeding involves both claims against which indemnity is granted hereunder and other claims for which indemnification is not granted hereunder, the expenses of defending against such claims shall be borne by the Indemnifying Party and the Indemnitee in respective proportions to the dollar amount of the claims for which they may be liable based on the aggregate dollar amount of the claims.


      Nothing contained in this Section 8 shall preclude Buyer from maintaining any action against Sellers with respect to any violation of Sellers' obligations under Sections 4.7, 4.8 and 4.9 of this Agreement.

9.    TERMINATION AND ABANDONMENT.

      9.1 METHODS OF TERMINATION. The transactions contemplated by this Agreement may be terminated at any time prior to the Closing as follows:

            (A)   By mutual written consent of the parties to this Agreement;

            (B) By Sellers, upon written notice to Buyer, or by Buyer, upon written notice to Sellers, any time after September 30, 1997, if the Closing has not occurred; provided the party giving notice has been acting in compliance with the terms and conditions of this Agreement prior to September 30, 1997;

            (C) by Buyer, upon written notice to Sellers, if a condition set forth in Article 6 has not been satisfied or if there has been a violation or breach by Sellers of any material agreement, covenant, representation or warranty of Sellers contained in this Agreement; provided that Sellers have been given an opportunity to cure such violation or breach within 15 days of receipt of such notice;

            (D) By Sellers, upon written notice to Buyer, if there has been a violation or breach by Buyer of any material agreement, covenant, representation or warranty of Buyer contained in this Agreement; provided that Buyer has been given an opportunity to cure such violation or breach within 15 days of receipt of such notice; or

            (E) By Sellers, if a condition set forth in Article 7 has not been satisfied.

      9.2 PROCEDURE UPON TERMINATION. In the event of termination pursuant to this Section 9, a written notice thereof shall forthwith be given by the terminating party to the other party and the transactions contemplated by this Agreement shall be terminated and abandoned without further actions. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, then:

            (A) Each party will redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same;

            (B) The confidentiality of all confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall survive the termination of this Agreement; and

            (C) Each party shall retain its rights against the other parties with respect to any breach of this Agreement committed prior to such termination or abandonment.

      9.3 LIQUIDATED DAMAGES. If this Agreement is terminated pursuant to
Section 9.1(c) due to the failure of the condition set forth in Section 6.10 (Financing), the sum of Five Million Dollars ($5,000,000) shall be paid to Sellers. Receipt of the Five Million Dollars shall constitute Sellers' exclusive remedy against Buyer at law or in equity and shall terminate all of Buyer's liability and obligations to Sellers under this Agreement with respect to Buyer's termination of this Agreement as a result of the failure of the condition set forth in Section 6.10 (Financing). The parties have agreed that Sellers' damages, in the event of such termination by Buyer, would be extremely difficult or impracticable to determine. Therefore, by placing their initials below, the parties acknowledge that the Deposit has been agreed upon, after negotiations, as the parties' reasonable estimate of Sellers' damages.

            Sellers:                            Buyer:
                    -------------                       -------------

10.   MISCELLANEOUS.

      10.1 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

      10.2 NOTICES. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be delivered in person, sent by facsimile, mailed by registered or certified mail, return receipt requested, or delivered by a commercial courier guaranteeing overnight delivery, addressed as follows:


If to ELS or Sellers:              ELS Educational Services, Inc.
                                   3661 Buchanan Street
                                   San Francisco, CA  94123

                                   Attention:  Roger O. Walther
                                   Facsimile:  (415) 563-4964

with a copy to:                    Farella Braun & Martel LLP
                                   235 Montgomery Street, 30th Floor
                                   San Francisco, CA  94104
                                   Attention:  Daniel E. Cohn, Esq.
                                   Facsimile:  (415) 954-4480

If to Buyer:                       Berlitz International, Inc.
                                   400 Alexander Park
                                   Princeton, NJ  08540-6306
                                   Attn:  Robert C. Hendon, Jr., Esq.
                                   Facsimile:  (609) 514-9670

with a copy to:                    Paul, Weiss, Rifkind, Wharton & Garrison
                                   1285 Avenue of the Americas
                                   New York, NY  10019-6064
                                   Attn:  Matthew Nimetz, Esq.
                                   Facsimile:  (212) 876-0159



If a Party has a facsimile terminal, Notice shall include facsimile transmission. Delivery shall be effective upon delivery or refusal of delivery, with the receipt or affidavit of messenger or facsimile confirmation deemed conclusive evidence of such delivery or refusal. Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent.

      10.3 SUCCESSORS AND ASSIGNS. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, Berlitz Languages, Inc.
("BLI").

      10.4 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to principles of conflicts of laws.

      10.5 WAIVER AND OTHER ACTION. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification, or supplement is sought.

      10.6 PUBLICITY. The parties agree that no publicity release or announcement concerning this Agreement or the transactions contemplated in connection therewith shall be made without advance approval thereof by both Buyer and the Sellers.

      10.7 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, and the other documents executed or delivered pursuant hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions contemplated by this Agreement with the exception of the Non-Disclosure Agreement executed by ELS and Buyer as of April ___, 1997. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement.

      10.8 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance (except to the extent such remaining provisions constitute obligations of another party to this Agreement corresponding to the unenforceable provision); and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

      10.9 INTERPRETATION. This Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. Whenever the term "including" is used in this Agreement, it shall be interpreted as meaning "including, but not limited to" the matter or matters thereafter enumerated.

      10.10 THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended to confer upon any person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

      10.11 ROGER O. WALTHER TO ACT AS AGENT FOR SELLERS. Each Seller hereby irrevocably designates and appoints Roger O. Walther as agent and attorney-in-fact of such Seller under this Agreement and authorizes Roger O. Walther to take such actions and give and receive such notices as are contemplated to be taken, given or received by the Sellers under this Agreement. Buyer shall be fully justified in relying on any notice or communication from Roger O. Walther as agent and any notice or communication delivered to Roger O. Walther as agent of a Seller will be deemed to have been delivered to the Sellers.

      10.12 RESOLUTION OF DISPUTES. In the event of any dispute or disagreement arising from, or relating to, this Agreement, the parties shall negotiate in good faith and use their respective reasonable efforts to reach a mutually acceptable resolution of such dispute or disagreement within thirty (30) days after either party has notified the other party of the subject of such dispute or disagreement. In the event that, within thirty (30) days after such notice, the parties are unable to reach a mutually acceptable resolution then either party may initiate action in any Federal or state court located in San Francisco, California, to enforce its rights under this Agreement. The parties hereby consent to the jurisdiction and venue of such courts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ELS:                                      BUYER:

ELS Educational Services, Inc.            Berlitz International, Inc.



By: /s/ Roger O. Walther                  By: /s/ Hiromasa Yokoi
   --------------------------------          --------------------------------
Its: Chairman & C.E.O.                    Its: Vice Chairman, Chief Executive
                                               Officer and President
    -------------------------------           -------------------------------


SELLERS:

Roger O. Walther, S. P. Trust


By: /s/ Roger O. Walther             as attorney in fact for
   --------------------------------
      Roger O. Walther, Trustee


By: /s/ Roger O. Walther             as attorney in fact for
   --------------------------------
      Wendy Walther


By: /s/ Roger O. Walther             as attorney in fact for
   --------------------------------
      Christine Walther Tripp


By: /s/ Roger O. Walther             as attorney in fact for
   --------------------------------
      Edward Walther


By: /s/ Roger O. Walther             as attorney in fact for
   --------------------------------
      Anne Dunning


By: /s/ Roger O. Walther             as attorney in fact for
   --------------------------------
      John Dunning